Exhibit 10.10

SECURED PROMISSORY NOTE

Amount: $400,000.00                                                                                                                       May 15, 2012

FOR VALUE RECEIVED, China Direct Investments, Inc., a Florida corporation (the “Borrower”), hereby unconditionally promise to pay to the order of China Discovery Investors, Ltd., a Florida corporation, and or its assigns (“Lender”) at the location designated by Lender in writing, in lawful money of the United States of America the principal sum of $400,000 (the “Principal Amount”), together with interest on the unpaid principal amount outstanding at a rate of 1% per month.

Section 1: Interest.  Interest shall accrue during the term of this loan and shall be payable in full on the Maturity Date as hereinafter defined.

Section 2: Principal.  The Principal Amount of this Promissory Note, or a portion thereof as specified by Lender from time to time in a written notice to Borrower, is due on December 10, 2012 (the “Maturity Date”).

Section 3: Repayment and Maturity.  Subject to the terms and conditions hereof, the Principal Amount of this Promissory Note plus the accrued interest shall be due and payable as stipulated in Sections 1 and 2 of this Promissory Note on the Maturity Date, and shall be paid by the Borrower in cash, check, and money order or by wire transfer to the account designated by Lender. Principal and accrued interest due under this Promissory Note may be prepaid in advance by Borrower at any time. Lender has the right to transfer this Promissory Note to its assigned entity and/or individual.

Section 4: Security. Borrower’s obligation to repay this Promissory Note is secured by Borrower’s pledge of certain assets of Borrower (the “Collateral”) under the terms of a Security Agreement by and between Borrower and Lender of even date herewith (the “Security Agreement”).

Section 4: Events of Default. The occurrence of any one or more of the following events shall be deemed to be a default hereunder (“Events of Default”):

(a) the Borrower shall fail to pay on the Maturity Date the Principal Amount or interest;

(b) the Borrower shall fail to observe or perform any of its obligations under this Promissory Note or the Security Agreement;

(c) any event or condition shall occur which results in the acceleration of the maturity of any obligation of the Borrower or enables (or, with the giving of notice or lapse of time or both, would enable) a creditor of the Borrower to accelerate the maturity thereof or, under circumstances in the nature of a default, to require the prepayment or repurchase thereof prior to the maturity thereof;

(d) the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(e) an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of twenty (20) days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect; or

(f) one or more judgments or orders for the payment of money in an aggregate amount in excess of $100,000.00 shall be rendered against the Borrower and shall continue unsatisfied and unstayed for a period of 5 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment.

Upon an Event of Default, the Lender may, at the Lender’s option, (i) without notice or demand of any kind to Borrower or any other person, declare the entire Principal Amount and all accrued and unpaid interest hereunder immediately due and payable, (ii) exercise any and all rights, power and remedies available to it under the Security Agreement, and (ii) exercise any and all rights, power and remedies available to it at law or in equity.

Section 5: Miscellaneous.

(a) The Borrower and all endorsers, sureties and guarantors now or hereafter becoming parties hereto or obligated in any manner for the debt represented hereby, jointly and severally waive demand, notice of non-payment and protest and agree that if this Promissory Note goes into default and is placed in the hands of an attorney for collection or enforcement of the undersigned's obligations hereunder, to pay reasonable attorney's fees and all other costs and expenses incurred in making such collection, including but not limited to attorney's fees and costs on appeal of any judgment or order.

(b) Laws, Severability, Venue, Waivers.  The validity of this Promissory Note and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of the State of Florida, without regard to conflicts of law principles thereunder provided, however, that if any provision of this Promissory Note is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Promissory Note shall otherwise remain in full force.  Suit to enforce any provision of this Promissory Note, or any right, remedy or other matter arising therefrom, will be brought exclusively in the state or federal courts located in Broward County, Florida.  Borrower agrees and consents to venue in Broward County, Florida and to the in personam jurisdiction of these courts and hereby irrevocably waives any right to a trial by jury.

(c) This Promissory Note shall be binding upon the successors, assigns, heirs, administrators and executors of the Borrower and inure to the benefit of the Lender, its successors, endorsees, assigns, heirs, administrators and executors.

China Direct Investments, Inc. By: /s/ Marc Siegel Name: Marc Siegel Title: General Manager